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As filed with the Securities Exchange Commission on November 5, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERACTIVECORP
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	59-2712887 (I.R.S. Employer Identification No.)
152 West 57th Street New York, New York 10019 (Address of Principal Executive Offices Including Zip Code)

HOTWIRE, INC. 2000 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

DAVID ELLEN, ESQ.
Vice President, Acting General Counsel and Secretary
InterActiveCorp
152 West 57th Street
New York, New York 10019
(Name and Address of Agent For Service)

(212) 314-7300
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, $0.01 par value(1)	581,803	$37.14	$21,608,163.42	$1,748.10

(1)
This Registration Statement on Form S-8 covers up to an aggregate of 581,803 shares of common stock, par value $0.01 per share, of InterActiveCorp to be issued (i) upon exercise of assumed options issued pursuant to the Hotwire, Inc. 2000 Equity Incentive Plan, and (ii) in substitution for shares of Hotwire Class A Common Stock issued pursuant to Early Exercise Stock Purchase Agreements under the Hotwire, Inc. 2000 Equity Incentive Plan.

(2)
Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c), this registration statement also registers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(4)
Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share for the IAC Common Stock on the Nasdaq National Market on November 4, 2003, which was $37.14

INTRODUCTION

        This Registration Statement on Form S-8 (this "Registration Statement") is filed by InterActiveCorp, a Delaware corporation ("IAC" or the "Registrant"), in connection with the merger (the "Merger") of Hydrogen Properties, Inc., a Delaware corporation and a wholly owned subsidiary of IAC ("Merger Sub"), with and into Hotwire, Inc., a Delaware corporation ("Hotwire"), pursuant to the Agreement and Plan of Merger dated as of September 19, 2003, by and among IAC, Merger Sub and Hotwire, as amended by that certain Amendment to Agreement and Plan of Merger dated November 4, 2003 (as amended, the "Merger Agreement"). Pursuant to the Merger Agreement, among other things, at the effective time of the Merger, IAC will assume the outstanding unvested stock options granted under the Hotwire, Inc. 2000 Equity Incentive Plan (the "Hotwire Plan"). The assumed options will become exercisable for shares of IAC Common Stock, based on the formula set forth in the Merger Agreement, and will remain subject to the same terms and conditions set forth in the Hotwire Plan and related agreements. Additionally, pursuant to the Merger Agreement, shares of Hotwire Class A Common Stock that were issued pursuant to Early Exercise Stock Purchase Agreements under the Hotwire Plan and are not vested at the effective time of the Merger will be converted into shares of restricted IAC Common Stock, subject to the same terms and conditions set forth in the Hotwire Plan and the applicable Early Exercise Stock Purchase Agreements.

        This Registration Statement relates to (i) up to 539,219 shares of IAC Common Stock issuable upon exercise of assumed unvested options and (ii) 42,584 shares of restricted IAC Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information requested in Part I of this Registration Statement is included in the prospectus for the Plan (the "Prospectus"), which the Registrant has excluded from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents previously filed by IAC with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement:

  1.
  IAC's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  2.
  IAC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

  3.
  IAC's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

  4.
  IAC's Current Reports on Form 8-K filed on January 21, 2003, February 7, 2003, two filed on February 12, 2003, two filed on February 26, 2003, March 19, 2003, March 25, 2003, March 26, 2003, April 9, 2003, April 10, 2003, April 15, 2003, May 2, 2003, May 5, 2003, June 4, 2003, June 19, 2003, June 23, 2003, August 5, 2003, August 8, 2003, August 11, 2003 and October 14, 2003 (in each case other than information furnished under Regulation FD).

  5.
  The description of IAC Common Stock contained in IAC's Registration Statement on Form 8-A, filed with the Commission on January 22, 2003.

        All documents subsequently filed by IAC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The legality of the shares of IAC Common Stock to be issued in connection with the Plan has been passed upon for IAC by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

Item 6. Indemnification of Directors and Officers.

        The Registrant's Restated Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Amended and Restated By-Laws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant's Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant's Amended and Restated By-Laws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions and, to the extent such officers and directors serve as executive officers or directors of subsidiaries of the Registrant, consistent with the indemnification provisions of the charter documents of such subsidiaries. The Registrant has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 145 of the General Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Exhibit Index.

Item 9. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of November, 2003.

INTERACTIVECORP

By:	/s/ DARA KHOSROWSHAHI
Name:	Dara Khosrowshahi
Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of November 5, 2003.

Name and Signature		Title

/s/ BARRY DILLER* Barry Diller		Chairman of the Board and Chief Executive (Principal Executive Officer)
/s/ VICTOR A. KAUFMAN* Victor A. Kaufman		Vice Chairman and Director
/s/ WILLIAM J. SEVERANCE* William J. Severance		Vice President and Controller (Principal Accounting Officer)
/s/ DARA KHOSROWSHAHI Dara Khosrowshahi		Executive Vice President and Chief Financial Officer
/s/ ROBERT R. BENNETT* Robert R. Bennett		Director
/s/ EDGAR BRONFMAN, JR.* Edgar Bronfman, Jr.		Director
/s/ DONALD R. KEOUGH* Donald R. Keough		Director
/s/ MARIE-JOSEE KRAVIS* Marie-Josee Kravis		Director
/s/ JOHN C. MALONE* John C. Malone		Director
/s/ GEN. H. NORMAN SCHWARZKOPF* Gen. H. Norman Schwarzkopf		Director
/s/ ALAN SPOON* Alan Spoon		Director
/s/ DIANE VON FURSTENBERG* Diane Von Furstenberg		Director
*By:	/s/ DARA KHOSROWSHAHI Dara Khosrowshahi Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of InterActiveCorp (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on October 14, 2003)
4.2	Amended and Restated By-Laws of InterActiveCorp (incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on September 20, 2002)
4.3	Hotwire, Inc. 2000 Equity Incentive Plan
5.1	Opinion of Gibson, Dunn & Crutcher LLP as to the validity of the shares being issued
23.1	Consent of Ernst & Young LLP
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1 hereto)
24.1	Powers of Attorney

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INTRODUCTION
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX